                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.   30)

                              Adia Services, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.25 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  006874 10 1
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  John Bowmer
                                   Adia S.A.
  100 Redwood Shores Parkway, Redwood City, California  94065  (415) 610-1000
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               December 2, 1994
- --------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement  [ ].





                             (Page 1 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Adia Holdings Incorporated

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                    AF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

                       7       SOLE VOTING POWER


   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER


                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,232,348

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                              [ ]

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              80.81%

  14    TYPE OF REPORTING PERSON

              CO





                             (Page 2 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Adia S.A.

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                    WC

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   [ ]


  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland

                       7       SOLE VOTING POWER



   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER



                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 10,232,348

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                             [ ]

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 80.81%

  14    TYPE OF REPORTING PERSON

                 HC





                             (Page 3 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Klaus J. Jacobs Holding AG

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                    AF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland

                       7       SOLE VOTING POWER



   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER


                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   10,232,348

  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                           [ ]

  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   80.81%

  14      TYPE OF REPORTING PERSON

                   HC





                             (Page 4 of 7 Pages)

                                  SCHEDULE 13D

  CUSIP NO.    006874 10 1


  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Klaus J. Jacobs

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

  3    SEC USE ONLY


  4    SOURCE OF FUNDS
                    AF

  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                   [ ]

  6    CITIZENSHIP OR PLACE OF ORGANIZATION

                Switzerland

                       7       SOLE VOTING POWER



   NUMBER OF SHARES    8       SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH                       10,232,348
   REPORTING PERSON
         WITH
                       9       SOLE DISPOSITIVE POWER


                       10      SHARES DISPOSITIVE POWER

                                        10,232,348


  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  10,232,348

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  80.81%

  14     TYPE OF REPORTING PERSON

                  IN





                             (Page 5 of 7 Pages)

         Amendment to Schedule 13D

         Pursuant to a Joint Filing Agreement and Power of Attorney dated March 28, 1994 by and between Adia Holdings Incorporated, a Delaware corporation ("Holdings"), Adia S.A., a Swiss corporation ("Adia"), Klaus J. Jacobs Holding AG (formerly known as K.J. Jacobs Holding AG, formerly known as JAA Holding), a Swiss corporation ("KJJ") and Klaus J. Jacobs, a Swiss citizen ("Jacobs"), and in accordance with Item 101 of Regulation S-T, Holdings, Adia, KJJ and Jacobs (each, a "Reporting Person," and collectively, the "Reporting Persons") hereby amend and supplement as Amendment No. 30 the amended and restated Statement on
Schedule 13D filed by the Reporting Persons as Amendment No. 24 on March 29, 1994, as amended by Amendment No. 25 thereto on July 25, 1994, Amendment No. 26 thereto on September 27, 1994, Amendment No. 27 thereto on October 18, 1994, Amendment No. 28 thereto on November 16, 1994, and Amendment No. 29 thereto on November 30, 1994 (as so amended, the "Statement"), with respect to shares of Common Stock, par value $.25 per share (the "Common Stock"), of Adia Services, Inc., a Delaware corporation (the "Issuer"). This Amendment No. 30 supplements and, to the extent inconsistent therewith, amends the information set forth in the Statement.


Item 4.  Purpose of Transaction.

         Item 4 of the Statement is hereby amended and supplemented by amending and restating the last paragraph of Item 4 in its entirety to read as follows:

                 "The information set forth in the Combined Prospectus for American Depositary Shares and Bearer Shares, nominal value Sfr 10.00 per share, of Adia and Proxy Statement of the Issuer (the "Proxy/Prospectus"), a copy of which is attached as Exhibit (d) to
         Schedule 13E-3 filed with the Commission by Services, Adia, Holdings, KJJ Holding and Jacobs on October 17, 1994, as amended and declared effective on December 2, 1994, is incorporated herein by reference."


Item 6.  Contracts, Arrangements, Understandings or
         Relationships with Respect to Securities of the Issuer

         Item 6 of the Statement is hereby amended and supplemented by amending and restating the last paragraph of Item 6 in its entirety to read as follows:

                 "The information set forth in the Proxy/Prospectus, a copy of which is attached as Exhibit (d) to Schedule 13E-3 filed with the Commission by Services, Adia, Holdings, KJJ Holding and Jacobs on October 17, 1994, as amended and declared effective on December 2, 1994, is incorporated herein by reference."


Item 7.  Material to be Filed as Exhibits

         Item 7 of the Statement is hereby amended and supplemented by amending and restating the paragraph regarding Exhibit R as follows:

         "Exhibit R       Proxy/Prospectus (Incorporated by reference to
                          Exhibit (d) to Schedule 13E-3 filed with the Commission by Services, Adia, Holdings, KJJ Holding and Jacobs on October 17, 1994, as amended and declared effective on December 2, 1994)."





                             (Page 6 of 7 Pages)

                                  SIGNATURES:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               ADIA HOLDINGS INCORPORATED


Date:  December 2, 1994                        By:     /s/ Martin Wettstein
                                                   ---------------------------
                                               Name:   Martin Wettstein
                                               Title:  Attorney-in-Fact
                                                       for Adia Holdings
                                                       Incorporated



                                               ADIA S.A.



Date:  December 2, 1994                        By:     /s/ Martin Wettstein
                                                   ----------------------------
                                               Name:   Martin Wettstein
                                               Title:  Attorney-in-Fact
                                                       for Adia S.A.



                                               KLAUS J. JACOBS HOLDING AG



Date:  December 2, 1994                        By:     /s/ Martin Wettstein
                                                   ----------------------------
                                               Name:   Martin Wettstein
                                               Title:  Attorney-in-Fact
                                                       for Klaus J. Jacobs
                                                       Holding AG



                                               KLAUS J. JACOBS



Date:  December 2, 1994                        By:     /s/ Martin Wettstein
                                                   ----------------------------
                                               Name:   Martin Wettstein
                                               Title:  Attorney-in-Fact
                                                       for Klaus J. Jacobs


                             (Page 7 of 7 Pages)